Exhibit 10.5

XERIUM TECHNOLOGIES, INC.

TIME-BASED RSU AND PERFORMANCE SHARES AGREEMENT

Originally Effective January 1, 2010; Amended and Restated September 22, 2010

THIS AGREEMENT (the “Agreement”) is made and entered into this 22 day of September, 2010, but effective as of January 1, 2010, between Xerium Technologies, Inc. (the “Company”) and Stephen R. Light (the “Employee”).

WITNESSETH:

WHEREAS, effective January 1, 2010, the Company and the Employee entered into a 2010 Performance-Based Restricted Stock Units Agreement, pursuant to which the Company granted the Employee an Award covering 25,000 (after the reverse split effected as part of the bankruptcy reorganization) Units (the “RSU Award”), pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “2005 EIP”); and

WHEREAS, effective September 22, 2010, the Company amended the RSU Award to cause it to be subject to terms substantially similar to those of the Company’s 2010-2012 Long Term Incentive Plan (the “LTIP”), a plan that contains rules supplemental to those set forth in the Company’s 2010 Equity Incentive Plan (the “2010 EIP”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee agree as follows:

1. Construction; Administration. Although the shares of the Company’s common stock that will ultimately be delivered under this Agreement will come from the 2005 EIP, this Agreement will be construed in a manner consistent with the terms of the LTIP; provided, however that in the event of any inconsistency between the LTIP and applicable provisions of the 2005 EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the LTIP or the 2005 EIP.

2. Time-Based RSUs. Eight thousand seven hundred fifty (8,750), or thirty-five percent (35%), of the shares covered by the original RSU Award will be converted to time-based Restricted Stock Units (“Time-Based RSUs”) substantially in the form of the Restricted Stock Units Agreement attached as Exhibit A hereto (the “Time-Based RSU Agreement”), which provides that the Time-Based RSUs shall vest in three equal annual installments on March 31st of 2011, 2012 and 2013, subject to the Employee’s continued employment, and settle in shares of Common Stock as soon as administratively possible after they vest.

3. Performance Units. Sixteen thousand two hundred fifty (16, 250) or sixty-five percent (65%), of the shares covered by the original RSU Award will credited to the Employee as Units on the books of the Company on a one-for-one basis (“Performance Units”). Performance Units will vest only if (i) the Employee remains continuously employed with the Company through December 31, 2012 and (ii) certain performance criteria are met. The Performance Units will convert to Performance Shares after the close of the three year performance period (2010 – 2012).

4. Determining the Number of Performance Shares. The number of Performance Shares earned will be determined by the Company’s performance against a Cumulative Bank Adjusted EBITDA Metric (as that term is defined in the LTIP and subject to currency adjustments as described in the LTIP) for the three-year performance period and a sliding scale. The target for this metric is $376 million. If the metric is achieved at greater than 80% of target, the sliding scale provides for a payout that scales up on a straight line between 0% at 80% of target and 100% of the possible number of Performance Shares if the metric is achieved at 100%. The number of Performance Shares payable with respect to Performance Units shall in all cases be capped at one times the Employee’s Performance Units (1X).

5. Tax Withholding. The minimum tax withholding amount with respect to any payments being made in Performance Shares shall be satisfied by means of share withholding at the time Performance Shares are delivered.

6. Availability of Stock. If, when Performance Shares become payable, the number of shares of Stock needed exceeds the number of shares then available under the 2005 EIP, the Performance Shares shall be delivered when the shareholders approve an increase in the number of shares available under the 2005 EIP. If the shareholders do not approve such an increase so that all or part of the Performance Shares are not delivered, the Company will pay out the value of any Performance Shares that were not delivered in cash and determine their value by using the average of the per-share closing prices of the Common Stock for the last twenty (20) trading days preceding the date the Performance Shares would have been delivered had there been a sufficient number available.

7. Clawback. If the Employee receives Performance Shares under this Agreement based on financial statements that are subsequently required to be restated in a way that would decrease the number of Performance Shares to which the Employee was entitled, the Employee will refund to the Company the difference between what the Employee received and what the Employee should have received; provided that no refund will be required for Performance Shares delivered more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8. Treatment of Awards Upon a Change of Control. If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated

Person of any such Person or any member of such group) (each of (a), (b) or (c) a “Change of Control”), then, unless the Committee provides for the continuation or assumption of Performance Units or for the grant of new awards in substitution therefore (which substitute awards, if any, may be payable in cash or other property or a combination thereof) by the surviving entity or acquirer, in each case on such terms and subject to such conditions as the Committee may determine, with respect to each Performance Unit not so assumed or continued:

(a) In the event such transaction occurs on or after the close of the three-year performance period with respect to the Performance Units, the Committee shall determine, acting in its sole and reasonable discretion, prior to the occurrence of the transaction, the extent to which the applicable performance metrics have been satisfied. If financial statements or other relevant data are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information and data then available to the Company.

(b) In the event such transaction occurs prior to the close of the three-year performance period with respect to the Performance Units, the applicable performance metrics shall be determined as follows: (i) the three-year performance period shall be deemed to end on the effective date of such transaction; and (ii) the extent to which the applicable performance metrics for the shortened three-year performance period described in clause (i) above have been achieved shall be determined by the Committee based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate performance through the effective date of the transaction based upon available data); (iii) the performance determined pursuant to clause (ii) shall then be adjusted by multiplying it by fraction, the numerator of which is the number of days in the shortened three-year performance period and the denominator of which is 1,095, and the performance as so adjusted shall be the basis for determining the number of Performance Shares to be paid out with respect to the Performance Units, subject to proration in accordance with subsection (c) below.

(c) If subsection (b) above applies, the number of Performance Shares initially determined under subsection (b) with respect to an Award shall be prorated by multiplying such initially determined amount by a fraction, the numerator of which is the number of days in the shortened three-year performance period and the denominator of which is 1,095.

For purposes of this Section, “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

9. 409A. This Agreement and the Time-Based RSUs and Performance Units granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

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IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Agreement as of the date first written above.

Xerium Technologies, Inc.

By:	/s/ James F. Wilson
Name:	James F. Wilson
Title:	Lead Director

Acknowledged and agreed:

EMPLOYEE

By:	/s/ Stephen R. Light
Name: Stephen R. Light

XERIUM TECHNOLOGIES, INC.

TIME-BASED RESTRICTED STOCK UNITS AGREEMENT

(Consistent with Terms of 2010-2012 LTIP)

Dated as of January 1, 2010

Consistent with the terms of the Xerium Technologies, Inc. Long Term Incentive Plan effective for fiscal years 2010 through 2012 (the “2010-2012 LTIP”) and the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), Xerium Technologies, Inc. (the “Company”) hereby grants to Stephen R. Light (the “Employee”) the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award. The Company hereby grants to the Employee Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Cause” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof).

(d)	“Change of Control” has the meaning ascribed to it in Section 12 of the 2010-2012 LTIP.

(e)	“Change of Control Termination” means a termination of the Employee’s employment with the Company or a member of the Company Group that occurs within three (3) months prior to or two (2) years following a Change of Control as a result of (x) termination by a member of the Company Group without Cause or (y) a Good Reason Termination.

(f)	“Common Stock” means the common stock of the Company, $0.01 par value.

(g)	“Company Group” means the Company together with its Affiliates.

(h)

“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(i)	“Good Reason Termination” shall mean a termination of employment by the Employee with “Good Reason,” as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter.

(j)	“Grant Date” means January 1, 2010.

(k)	“NYSE” means the New York Stock Exchange.

(l)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested, provided that to the extent practicable such Payment Date shall be immediately preceding the Change of Control transaction with respect to Units that become Vested in connection with a Change of Control.

(m)	“Pro Rata Portion” shall mean the product of (x) a fraction, the numerator of which is, as of the time of measurement, the number of months (rounded down to the nearest whole number) occurring since the most recently occurring annual anniversary of the Grant Date (or the Grant Date if such an anniversary has not yet occurred) and the denominator of which is 12 and (y) (i) if the time of measurement is prior to the first annual anniversary of the Grant Date, 33.33% of the Units not previously Vested; (ii) if the time of measurement is between the first and second annual anniversary of the Grant Date, 50% of the Units not previously Vested; or (iii) if the time of measurement is between the second and third annual anniversary of the Grant Date, 100% of the Units not previously Vested.

(n)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 8(a).

(o)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(p)	“Vesting Dates” means the dates set forth in Section 3(a) of this Agreement.

3.	Vesting.

(a)	The Award shall become Vested based on the following schedule:

Vesting Date	Percentage of Units (including any Units then credited to the Employee pursuant to Section 7) Vested on Vesting Date

March 31, 2011	33.33%

March 31, 2012	33.33%

March 10, 2013	33.34%

4.	Payment of Award. Subject to Section 8(d) below, on the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.

5.	Change of Control.

In the event of a Change of Control unless the Committee determines, in its sole discretion, to accelerate the vesting of the entire portion of the Award that is not then Vested, the Pro Rata Percentage shall become Vested upon the Change of Control and that portion of the Award that is not then Vested or and has not become Vested in accordance with this Section 5 or Section 6 shall be forfeited automatically and the Committee shall arrange for new rights of comparable value, granted by the Company or another entity, to be substituted for the portion of the Award that is not Vested after giving effect to the Change of Control (such rights being referred to herein as a “Replacement Award”). Notwithstanding the foregoing, if the Company is the surviving entity following the Change of Control, the Committee may elect to continue the portion of this Award that is not then Vested and does not become Vested upon the Change of Control in lieu of providing a Replacement Award.

6.	Termination of Employment.

(a)	Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to a Vesting Date as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically; provided that (i) in the event of a termination by a member of the Company Group without Cause or a Good Reason Termination, a portion of the Award equal to the Pro Rata Portion as of the time of termination shall Vest immediately prior to such termination and (ii) in the event that the Employee’s employment termination is a Change of Control Termination, then the entire portion of the Award (or any Replacement Award) that is then not Vested shall become Vested on the date of termination.

(b)	Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 6(a) hereof, the Employee’s employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

7.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement (which shall not include any Vested Units following the Payment Date in respect of such Vested Units) had they been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

8.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the number of shares of Common Stock issued to the Employee on the Payment Date that number of shares necessary for payment of the minimum tax withholding amount, valued at their Fair Market Value on the business day most immediately preceding the date of retention. To the extent the Company’s withholding obligation cannot be satisfied by means of share withholding, the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:	/s/ James F. Wilson
Name:	James F. Wilson
Title:	Lead Director

Acknowledged and agreed:

EMPLOYEE

By:	/s/ Stephen R. Light
Name: Stephen R. Light